Exhibit 8.1

HUNTON ANDREWS KURTH LLP FILE NO: 69533.54

February 20, 2025

InvenTrust Properties Corp.

3025 Highland Parkway, Suite 350

Downers Grove, Illinois 60515

Re:	InvenTrust Properties Corp. Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to InvenTrust Properties Corp., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission on February 20, 2025 (the “Registration Statement”), with respect to the offer and sale, from time to time, of (i) shares of common stock, $0.001 par value per share, of the Company (“Common Stock”), (ii) shares of preferred stock, $0.001 par value per share, of the Company (“Preferred Stock”), (iii) debt securities of the Company (“Debt Securities”), (iv) depositary shares of the Company (“Depositary Shares”), (v) warrants to purchase shares of Common Stock or shares of Preferred Stock (“Warrants”), (vi) purchase contracts relating to one or more of the Securities (as defined below) (“Purchase Contracts”), and (vii) units consisting of one or more of the foregoing securities (“Units,” and collectively with the Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants, and Purchase Contracts, the “Securities”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Registration Statement;

2.

the Company’s Articles of Amendment and Restatement, filed on February 10, 2005 with the Department of Assessments and Taxation of the State of Maryland (“SDAT”), as amended and supplemented through the date hereof; and

3.	such other documents as we have deemed necessary or appropriate for purposes of this opinion letter.

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.Hunton.com

February 20, 2025

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2025, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Existing REIT Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents after the date of this opinion letter that would affect its qualification as a real estate investment trust (“REIT”) for any taxable year; and

4. no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in (i) the Existing REIT Officer’s Certificate, (ii) a certificate, dated as of April 28, 2016, executed by a duly appointed officer of Highlands REIT, Inc., a Maryland corporation (“Highlands”), relating to Highlands’ taxable year ended December 31, 2016 and a copy of which has been provided to you (the “Highlands Officer’s Certificate”), (iii) a certificate, dated as of April 28, 2016, executed by a duly appointed officer of Xenia Hotels & Resorts, Inc. (“Xenia”), relating to Xenia’s taxable year ended February 3, 2015 and a copy of which has been provided to you (the “Xenia Officer’s Certificate”), (iv) a certificate, dated as of April 28, 2016, executed by a duly appointed officer of the Company, relating to MB REIT (Florida), Inc., a Florida corporation (“MB REIT”), and its taxable years ended December 31, 2005 through December 15, 2015 and a copy of which has been provided to you (the “MB REIT Officer’s Certificate”), (v) a certificate, dated as of April 28, 2016 and executed by a duly appointed officer of the Company, relating to Cobalt Industrial REIT II, a Texas real estate investment trust (“Cobalt REIT”) and its taxable years ended December 31, 2007 through December 31, 2015 and a copy of which has been provided to you (the “Cobalt REIT Officer’s Certificate”), (vi) certificates, dated as of February 3, 2015, executed by duly appointed officers of Concord Debt Funding Trust, a Maryland real estate investment trust (“Concord REIT”), Concord Debt Holdings LLC, a Delaware limited liability company (“Concord LLC”), and CDH CDO LLC, a Delaware limited liability company (“CDH CDO”), and copies of which have been provided to you (the “Concord Officer’s Certificates”), and (vii) a certificate, dated February 15, 2024 and executed by a duly authorized signatory of

February 20, 2025

IAGM Retail Fund I, L.L.C., a Delaware limited liability company (the “Fund”), on behalf of IAGM REIT I, LLC (the “PGGM REIT Officer’s Certificate,” and together with the Existing REIT Officer’s Certificate, the Highlands Officer’s Certificate, the Xenia Officer’s Certificate, the MB REIT Officer’s Certificate, the Cobalt REIT Officer’s Certificate, and the Concord Officer’s Certificates, the “Officer’s Certificates”), without regard to any qualifications as to knowledge or belief. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2021 through December 31, 2024, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2025, and thereafter; and

(b) the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificates. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions.

February 20, 2025

The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton Andrews Kurth LLP